Exhibit 99.2

Contacts:

Investors and Media:

Risa Fisher

rfisher@webmd.net

212-624-3817

WebMD Announces Pricing of $300 Million of 2.625% Convertible Notes Due 2023

New York, NY, (May 26, 2016) - WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced the pricing of its private placement of $300 million aggregate principal amount of 2.625% Convertible Notes due 2023. The notes are being offered only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). WebMD has also granted the initial purchaser in the offering a 30-day option to purchase up to an additional $60 million aggregate principal amount of notes. Interest on the notes is payable semiannually on June 15 and December 15 of each year, commencing December 15, 2016.

The notes are convertible into shares of WebMD common stock based on an initial conversion rate of 11.4845 shares of WebMD common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $87.07 per share. The initial conversion price represents a premium of approximately 30% over the closing price of WebMD common stock on the Nasdaq Global Select Market on May 25, 2016.

Holders of the notes may require WebMD to repurchase their notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest.

WebMD intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include acquisitions, repurchases of WebMD common stock, repurchases of outstanding convertible notes and for working capital.

Consummation of the sale of the notes is subject to customary closing conditions, and there can be no assurance that the offering of the notes will be consummated. Settlement is expected to occur on June 1, 2016.

The notes and the common stock of WebMD issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.

[Please note that we have conformed the text of this Exhibit 99.2 to use decimals, instead of fractions, for the interest rate applicable to the notes.]

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